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                                                                    EXHIBIT 99.1


Thursday June 25, 8:58 am Eastern Time

Company Press Release

GENERAL MAGIC SECURES $35 MILLION IN ADDED FINANCING

SUNNYVALE, Calif.--(BUSINESS WIRE)--June 25, 1998--General Magic, Inc. (NASDAQ:GMGC - news) today announced that it has secured commitments for equity investments and obtained bank financing that will provide the Company with a total of $35 million in additional cash.

General Magic expects that the proceeds of these transactions will be used to help fund the anticipated growth of the Company's network service, called Portico.

General Magic has announced that the Portico service is expected to be available on July 30 through resellers nationwide. Portico is designed for today's mobile professional work force and enables users to access, retrieve and redistribute information across computer and telephone networks through the magicTalk(TM) voice user interface using any telephone and a normal speaking voice.

Portico lets subscribers access their voice mail, email, address book, and calendar as well as public content such as company news and stock quotes.

A total of $32 million in equity investments was secured through two transactions with investment funds managed by the Palladin Group LP, Rose Glen Capital Management, LP and Promethian Investments Group, LLC.

In the first transaction, General Magic agreed to sell these investors $30 million of Series C convertible preferred stock. The Series C stock can be converted into common stock at 135% of the market price of General Magic's common stock at the time of closing, or at a price based on the market price of the Company's stock prior to conversion, whichever is less. With limited exceptions, the Series C preferred stock is not convertible until after a five-month period following the date of issuance.

In addition, the investors will exercise their right to purchase an additional $2 million of Series B preferred stock under an agreement between the investors and General Magic reached in March of this year.

The Company will also issue to the investors 150,000 three-year warrants and 160,000 five-year warrants to purchase additional shares of common stock at a premium to the common stock price as of the date of issue.

The remaining $3 million will come from Silicon Valley Bank's Software Capital Practice Group to finance additional equipment requirements for General Magic.


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"These financing arrangements give us considerable leverage as an organization,"
said Steve Markman, chairman, CEO and president of General Magic.

"Not only will this help General Magic secure the resources needed to drive the market for integrated voice and data applications, it will also put us in a sound financial position through 1999."

Added James McCormick, CFO of General Magic, "Now that Portico is nearing commercial availability, additional financing will allow us to make the best long-term decisions for the service and for General Magic.


These transactions give the Company the flexibility to meet the demands of building and maintaining a growing base of subscribers as well as creating brand awareness for the Portico service and the magicTalk natural language voice user interface."

In accordance with U.S. securities law, General Magic notes that this press release contains forward-looking statements. There are risks that may cause actual results to vary materially.

These risks include, but are not limited to, the challenges inherent in the development and delivery of complex technologies; market acceptance of the Company's Portico service; the Company's dependence on establishing distribution relationships; the Company's ability to respond to competitive pressures; and the Company's reliance on attracting, retaining and motivating key technical, marketing and management personnel.

These and other risk factors are detailed in General Magic's 1997 Form 10-K, and first quarter 1998 Form 10-Q filed with the Securities and Exchange Commission.

General Magic offers integrated voice and data applications making communication and access to information easy and convenient for people, no matter where they are.

The Company's development efforts are founded on its patented agent technology, innovative user-interface and communication-centric designs to provide simple, yet effective ways for people to keep in touch with the information they need to be successful. The Company is headquartered in Sunnyvale. For more information on General Magic, please visit the Company's Web site at http://www.generalmagic.com.

Note to Editors: General Magic, Portico and magicTalk are registered trademarks of General Magic, Inc.


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Contact:
     General Magic, Inc., Sunnyvale
     Buck Krawczyk, 408/774-4000
     http://www.genmagic.com
     or
     The Financial Relations Board
     Don Markley, 415/986-1591
     dxm@sf.frbd.com
     Cathy Roberts, 415/986-1591
     dxm@sf.frbd.com



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